Consent of Independent Auditors

We hereby consent to the incorporation of our (i) report dated December 8, 2005 relating to the financial statements of Yantai Dahua Holdings Company Limited for the year ended December 31, 2004 and (ii) report dated June 29, 2004 relating to the financial statements of Yantai Dahua Holdings Company Limited for the years ended December 31, 2003 and 2002, in the Form 20-F for the year ended December 31, 2004.


/s/ Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Dated: December 15, 2005